Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

TENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

XIAOJU KUAIZHI INC.

(adopted by a special resolution passed on July 16, 2019

with effect from August 9, 2019)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

TENTH AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

XIAOJU KUAIZHI INC.
(adopted by a special resolution passed on July 16, 2019
with effect from August 9, 2019)

1.                                      The name of the Company is Xiaoju Kuaizhi Inc..

2.                                      The Registered Office of the Company shall be at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P. O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (As Amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.                                      The authorized share capital of the Company is US$50,000 divided into (i) 1,617,583,821 Ordinary Shares of par value US$0.00002 each, (ii) 12,180,250 Series A-1 Preferred Shares of par value US$0.00002, (iii) 9,145,501 Series A-2 Preferred Shares of par value US$0.00002, (iv) 10,668,684 Series A-3 Preferred Shares of par value US$0.00002 each, (v) 33,711,135 Series A-4 Preferred Shares of par value US$0.00002 each, (vi) 21,161,516 Series A-5 Preferred Shares of par value US$0.00002 each, (vii) 41,028,543 Series A-6 Preferred Shares of par value US$0.00002, (viii) 20,000,000 Series A-7 Preferred Shares of par value US$0.00002, (ix) 19,472,617 Series A-8 Preferred Shares of par value US$0.00002 each, (x) 4,868,156 Series A-9 Preferred Shares of par value US$0.00002 each, (xi) 24,340,774 Series A-10 Preferred Shares of par value US$0.00002 each, (xii) 27,045,302 Series A-11 Preferred Shares of par value US$0.00002 each, (xiii) 14,401,625 Series A-12 Preferred Shares of par value US$0.00002 each, (xiv) 20,915,034 Series A-13 Preferred Shares of par value US$0.00002 each, (xv) 17,777,778 Series A-14 Preferred Shares of par value US$0.00002 each, (xvi) 54,592,596 Series A-15 Preferred Shares of par value US$0.00002 each, (xvii) 12,756,674 Series A-16 Preferred Shares of par value US$0.00002 each, (xviii) 116,676,790 Series A-17 Preferred Shares of par value US$0.00002 each, (xix) 117,717,535 Series A-18 Preferred Shares of par value US$0.00002 each, (xx) 58,530,879 Series B-1 Preferred Shares of par value US$0.00002 each, and (xxi) 245,424,790 Series B-2 Preferred Shares of par value US$0.00002 each.

6.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (As Amended) and, subject to the provisions of the Companies Law (As Amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.                                      Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

TENTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

XIAOJU KUAIZHI INC.
(adopted by a special resolution passed on July 16, 2019
with effect from August 9, 2019)

INTERPRETATION

1.                                      In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Action”	shall have the meaning set forth in Article 8.5(E)(1)(a) hereof.

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a holder of Preferred Shares, the term “Affiliate” also includes (v) any of such Investor’s general partners, (w) the fund manager managing or advising such Investor (and general partners and officers thereof) and other funds managed or advised by such fund manager, (x) trusts controlled by or for the benefit of any such Person referred to in (v) or (w), and (y) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor. For the avoidance of doubt, Alibaba and SoftBank shall not be deemed to be an Affiliate of each other hereunder. Notwithstanding anything to the contrary in these Articles, in respect of Temasek, “Affiliate” means (i) Temasek Holdings; and (ii) Temasek Holding’s direct and indirect wholly owned companies whose boards of directors or equivalent governing bodies comprise solely nominees or employees of (a) Temasek Holdings; (b) Temasek Pte Ltd (being a wholly owned subsidiary of Temasek Holdings); and/or (c) wholly owned direct and indirect subsidiaries of Temasek Pte Ltd. For the avoidance of doubt and notwithstanding anything to the contrary in these Articles, Temasek shall not be deemed to be an “Affiliate” of any Person unless such Person would be an “Affiliate” of Temasek under this definition. For the avoidance of doubt and notwithstanding anything to the contrary in these Articles, in respect of Uber CV, no shareholder of UTI (nor any Affiliates of such shareholder) shall be deemed to be an Affiliate of Uber CV if (x) such shareholder was not within the period 365 days prior to the date of these Articles, and is not, an executive or employee of UTI or any of its Affiliates, and (y) such shareholder together with its Affiliates beneficially owns and Controls less than 20% of the total voting power of UTI; provided, that in no event shall Benchmark Capital Partners VII, L.P. or any of its Affiliates be deemed to be an Affiliate of UTI, so as long as Benchmark Capital Partners VII, L.P. together with its Affiliates beneficially owns and Controls less than 50% of the total voting power of UTI.

“Alibaba”	shall have the meaning set forth in the Shareholders Agreement.

“Alibaba Specific Competitor”	shall have the meaning set forth in the Shareholders Agreement.

“Ant Financial”	shall have the meaning set forth in the Shareholders Agreement.

“Apple”	shall have the meaning set forth in the Shareholders Agreement.

“Appraiser”	shall have the meaning set forth in Article 8.5(D)(2) hereof.

“Approved Sale”	shall have the meaning set forth in Article 119.

“Articles”

means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution (and, if applicable, with approvals of holders of specific classes or series of Shares as required under these Articles).

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”

means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Hong Kong Special Administrative Region, the United States and the Cayman Islands.

“Captive Structure”	shall have the meaning set forth in the Shareholders Agreement.

“Charter Documents”

means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“CITIC PE”	means CD Mobile Transport Limited.

“Claim Amount”	shall have the meaning set forth in Article 8.5(A)(1) hereof.

“Closing”	shall mean the most recent date of Closing pursuant to a Share Purchase Agreement for Series B-2 Preferred Shares.

“Company”	means the above named company.

“Control”

of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	shall have the meaning set forth in the Shareholders Agreement.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events:

(1)                                 any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement, or reorganization, or any transaction or series of related transactions to which such Group Company is a party, in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred, provided that the foregoing shall not include (a) a bona fide equity financing of any Group Company or (b) any transaction that does not otherwise require affirmative approval of the Company’s shareholders or the Directors under Article 8.4(B) below;

(2)                                 a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies taken as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies taken as a whole);

(3) the exclusive licensing of all or substantially all of the intellectual property of the Group Companies to a third party;

(4)                                 any termination of, unapproved amendment to or material breach of any Control Documents or other contracts among the Group Companies and their shareholders which results in the loss of the Company’s Control over, and the ability to consolidate the financial statements of, the Didi Domestic Company or the Kuaidi Domestic Company.

“Didi Domestic Company”	shall have the meaning set forth in the Shareholders Agreement.

“Didi Principal Holding Company”	means Xiaocheng Investments Limited, a company incorporated under the laws of British Virgin Islands or its successor.

“Didi Principals”	shall have the meaning set forth in the Shareholders Agreement.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Drag Holders”	shall have the meaning set forth in Article 119.

“DST”	means DST Global IV, L.P.

“Effective Per Share Voting Power”

means (i) with respect to each Series B-1 Preferred Share, the number of votes exercisable by the holder thereof divided by the number of Ordinary Shares into which such Series B-1 Preferred Shares is convertible, and (ii) with respect to each share of any other Equity Securities, the number of votes exercisable by the holder thereof divided by the number of Ordinary Shares into which such share of other Equity Securities is convertible.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Exempted Distribution”

means (1) a dividend payable solely in Ordinary Shares, (2) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers or consultants in accordance with the Share Incentive Plans, or pursuant to the exercise of a contractual right of first refusal held by the Company under the Right of First Refusal and Co-Sale Agreement, or pursuant to written contractual arrangements with the Company approved by the Board, (3) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares), (4) the payment of dividends to the holders of the Preferred Shares in accordance with Article 8.1 hereof, and (5) the purchase, repurchase or redemption of any Preferred Share or Ordinary Share by the Company at a per share price that is not higher than the Series A-18 Issue Price, provided that the aggregate amount of such purchase, repurchase or redemption shall not exceed ten percent (10%) of the total proceeds received by the Company upon the consummation of issuance and sale of all Series A-18 Preferred Shares.

“Governmental Authority”

means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, any relevant stock exchange, and any self-regulatory organization.

“Group Company”	shall have the meaning given to such term in the Share Purchase Agreements, and “Group” refers to all of the Group Companies collectively.

“Interested Director”	shall have the meaning set forth in Article 82.

“Interested Transaction”	shall have the meaning set forth in Article 82.

“Investor”	shall have the meaning set forth in the Shareholders Agreement.

“Investor Directors”	means the Strategic Investor Directors and the Preferred Directors.

“IPO”

means the firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Securities Exchange Commission of the United States under the United States Securities Act of 1933, as amended, or another Governmental Authority or stock exchange for a public offering in a jurisdiction other than the United States.

“Key Employee”	means the employees listed on Schedule D to the Shareholders Agreement.

“Kuaidi Domestic Company”	shall have the meaning set forth in the Shareholders Agreement.

“Kuaidi Merger”	means the merger of Travice Inc., an exempted company incorporated under the laws of the Cayman Islands, with and into the Company.

“Kuaidi Merger Effective Date”	means February 11, 2015, the effective date of the Kuaidi Merger.

“Law” or “Laws”	shall have the meaning set forth in the Shareholders Agreement.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Majority Investor Directors”	means any three (3) Investor Directors.

“Majority Preferred Holders”	means the holders of at least a majority of the voting power of the outstanding Preferred Shares (voting as a separate class and on an as converted basis, pursuant to Article 8.4(A)).

“Management Director”	shall have the meaning set forth in Article 63.

“Management Liquidity Agreement”

means the Side Letter Agreement, dated February 9, 2015, by and among Travice Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, the Company and the founders and certain other parties named therein.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii).

“Offeror”	shall have the meaning set forth in Article 119.

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i) hereof.

“Ordinary Resolution”

means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.

“Ordinary Share”	means an ordinary share of US$0.00002 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Person”

means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Post-Closing Valuation”

means the sum of (i) US$23,000,000,000, (ii) the total proceeds received by the Company from the consummation of issuance and sale of all Series A-18 Preferred Shares, (iii) the aggregate amount of the Series B-1 Issue Price of all Series B-1 Preferred Shares issued pursuant to the Uber Merger Agreement and (iv) the total proceeds received by the Company from the consummation of issuance and sale of all Series B-2 Preferred Shares, exclusive of such amount of the total proceeds spent on repurchase of Equity Securities of the Company pursuant to the terms of the Share Purchase Agreements.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preferred Director”	shall have the meaning set forth in Article 63.

“Preferred Liquidation”	shall have the meaning set forth in Article 8.2(A)(1). Preference”

“Preferred Shares”

means the Series B-2 Preferred Shares, the Series B-1 Preferred Shares, the Series A-18 Preferred Shares, Series A-17 Preferred Shares, the Series A-16 Preferred Shares, the Series A-15 Preferred Shares, the Series A-14 Preferred Shares, the Series A-13 Preferred Shares, the Series A-12 Preferred Shares, the Series A-11 Preferred Shares, the Series A-10 Preferred Shares, the Series A-9 Preferred Shares, the Series A-8 Preferred Shares, the Series A-7 Preferred Shares, the Series A-6 Preferred Shares, the Series A-5 Preferred Shares, the Series A-4 Preferred Shares, the Series A-3 Preferred Shares, the Series A-2 Preferred Shares, and the Series A-1 Preferred Shares.

“Preferred Share Conversion”	shall have the meaning set forth in Article 8.3(A). Price”

“Preferred Share Issue Price”

means, with respect to the Series B-2 Preferred Shares, the Series B-2 Issue Price, with respect to the Series B-1 Preferred Shares, the Series B-1 Issue Price, with respect to the Series A-18 Preferred Shares, the Series A-18 Issue Price, with respect to the Series A-17 Preferred Shares, the Series A-17 Issue Price, with respect to the Series A-16 Preferred Shares, the Series A-16 Issue Price, with respect to the Series A-15 Preferred Shares, the Series A-15 Issue Price, with respect to the Series A-14 Preferred Shares, the Series A-14 Issue Price, with respect to the Series A-13 Preferred Shares, the Series A-13 Issue Price, with respect to the Series A-12 Preferred Shares, the Series A-12 Issue Price, with respect to the Series A-11 Preferred Shares, the Series A-11 Issue Price, with respect to the Series A-10 Preferred Shares, the Series A-10 Issue Price, with respect to the Series A-9 Preferred Shares, the Series A-9 Issue Price, with respect to the Series A-8 Preferred Shares, the Series A-8 Issue Price, with respect to the Series A-7 Preferred Shares, the Series A-7 Issue Price, with respect to the Series A-6 Preferred Shares, the Series A-6 Issue Price, with respect to the Series A-5 Preferred Shares, the Series A-5 Issue Price, with respect to the Series A-4 Preferred Shares, the Series A-4 Issue Price, with respect to the Series A-3 Preferred Shares, the Series A-3 Issue Price, with respect to the Series A-2 Preferred Shares, the Series A-2 Issue Price and with respect to the Series A-1 Preferred Shares, the Series A-1 Issue Price.

“Qualified IPO”

means a firm commitment underwritten public offering of the Ordinary Shares (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective Registration Statement (as defined in the Shareholders Agreement) under the United States Securities Act of 1933, as amended, with an equity valuation of the Company immediately prior to such public offering of no less than the Post-Closing Valuation and such offering results in gross proceeds to the Company of greater than US$100,000,000, or in a public offering of the Ordinary Shares in another internationally recognized securities exchange which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Board (with consents from (i) at least three (3) Investor Directors and (ii) in case such securities exchange is the Hong Kong Stock Exchange, Temasek), so long as the equity valuation of the Company immediately prior to such public offering is no less than the Post-Closing Valuation and such offering results in gross proceeds to the Company of greater than US$100,000,000.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any Affiliate, officer, director, supervisory board member, or holder of any Equity Security of any Group Company, and any Affiliate of any of the foregoing.

“Right of First Refusal and Co-Sale Agreement”	means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 28, 2017 among the Company and certain other parties named therein, as amended from time to time.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations”

means collectively, the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014 and as amended and supplemented from time to time and any other applicable SAFE rules and regulations.

“Sale Notice”	shall have the meaning set forth in Article 119.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A-1 Issue Price”

means US$0.08204199, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares after the date hereof.

“Series A-1 Preferred Share”	means the Series A-1 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-2 Issue Price”

means US$0.43737315, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-2 Preferred Shares after the date hereof.

“Series A-2 Preferred Share”	means the Series A-2 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-3 Issue Price”

means US$0.43737315, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-3 Preferred Shares after the date hereof.

“Series A-3 Preferred Share”	means the Series A-3 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-4 Issue Price”

means US$3.29268039, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-4 Preferred Shares after the date hereof.

“Series A-4 Preferred Share”	means the Series A-4 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-5 Issue Price”

means US$7.08833940, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-5 Preferred Shares after the date hereof.

“Series A-5 Preferred Share”	means the Series A-5 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-6 Issue Price”

means US$14.62396564, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-6 Preferred Shares after the date hereof.

“Series A-6 Preferred Share”	means the Series A-6 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-7 Issue Price”

means US$0.00800000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-7 Preferred Shares after the date hereof.

“Series A-7 Preferred Share”	means the Series A-7 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-8 Issue Price”

means US$0.10270000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-8 Preferred Shares after the date hereof.

“Series A-8 Preferred Share”	means the Series A-8 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-9 Issue Price”

means US$0.61620000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-9 Preferred Shares after the date hereof.

“Series A-9 Preferred Share”	means the Series A-9 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-10 Issue Price”

means US$0.61620000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-10 Preferred Shares after the date hereof.

“Series A-10 Preferred Share”	means the Series A-10 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-11 Issue Price”

means US$2.21850000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-11 Preferred Shares after the date hereof.

“Series A-11 Preferred Share”	means the Series A-11 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-11 Warrant”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii).

“Series A-12 Issue Price”

means US$2.46500000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-12 Preferred Shares after the date hereof.

“Series A-12 Preferred Share”	means the Series A-12 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-13 Issue Price”

means US$3.82500000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-13 Preferred Shares after the date hereof.

“Series A-13 Preferred Share”	means the Series A-13 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-14 Issue Price”

means US$7.31250000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-14 Preferred Shares after the date hereof.

“Series A-14 Preferred Share”	means the Series A-14 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-15 Issue Price”

means US$12.27270000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-15 Preferred Shares after the date hereof.

“Series A-15 Preferred Share”	means the Series A-15 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-16 Issue Price”

means US$18.97046, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-16 Preferred Shares after the date hereof.

“Series A-16 Preferred Share”	means the Series A-16 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-17 Issue Price”

means US$27.4262, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-17 Preferred Shares after the date hereof.

“Series A-17 Preferred Share”	means the Series A-17 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-18 Issue Price”

means US$38.2271, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-18 Preferred Shares after the date hereof.

“Series A-18 Preferred Share”	means the Series A-18 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-1 Issue Price”

means US$114.6813, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-1 Preferred Shares after the date hereof.

“Series B-1 Preferred Share”	means the Series B-1 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-2 Issue Price”	means US$50.9321, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-2 Preferred Shares after the date hereof.

“Series B-2 Preferred Share”	means the Series B-2 Preferred Share of the Company, par value US$0.00002 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Incentive Plans”	means one or more duly adopted employee share incentive plan or other similar plans of the Company from time to time.

“Share Purchase Agreement”	means the various Series B-2 Preferred Share Purchase Agreements by and among the Company and the other parties thereto.

“Share Restriction Agreements”

means the Fourth Amended and Restated Share Restriction Agreement, dated as of December 9, 2014, by and among the Company, CHENG Wei and the other parties named therein and the Amended and Restated Share Restriction Agreement, dated as of December 9, 2014, by and among the Company, Zhang Bo and the other parties named therein.

“Share Sale”

means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Shareholder”	shall have the meaning set forth in the Shareholders Agreement.

“Shareholders Agreement”	means the Amended and Restated Shareholders Agreement, dated August 9, 2019 among the Company and certain other parties named therein, as amended from time to time.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“SoftBank”	Hayate Corporation and its Affiliates.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Strategic Investor Director”	shall have the meaning set forth in Article 63.

“Strategic Investor”	shall have the meaning set forth in the Shareholders Agreement.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Supermajority Preferred Holders”	means the holders of at least sixty five percent (65%) of the voting power of the outstanding Preferred Shares (voting as a separate class and on an as converted basis, pursuant to Article 8.4(A));

“Supermajority Series A-15 Holders”

means the holders of at least seventy five (75%) of the voting power of the issued and outstanding Series A-15 Preferred Shares (voting as a separate class and on an as converted basis), provided that such threshold shall be deemed not to be met if (x) any Investor holding at least US$85,000,000 (based on the issue price for each Series A-15 Preferred Share) of Series A-15 Preferred Shares and (y) at least one additional Investor holding at least US$20,000,000 (based on the issue price for each Series A-15 Preferred Share) of Series A-15 Preferred Shares, do not vote for, approve, consent to or take such other action, as applicable, with regard to the relevant matter.

“Temasek”	means ESTA INVESTMENTS PTE. LTD.

“Temasek Holdings”	means Temasek Holdings (Private) Limited.

“Tencent”	shall have the meaning set forth in the Shareholders Agreement.

“Tencent Specific Competitor”	shall have the meaning set forth in the Shareholders Agreement.

“Trade Sale”	shall have the meaning set forth in Article 119.

“Transaction Documents”	shall have the meaning set forth in the Shareholders Agreement.

“Transfer”	shall have the meaning set forth in the Right of First Refusal and Co-Sale Agreement.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Uber China”	shall have the meaning set forth in the Shareholders Agreement.

“Uber CV”	shall have the meaning set forth in the Shareholders Agreement.

“Uber Merger”	means the merger of Uber China with and into the Uber Merger Sub, a wholly-owned subsidiary of the Company, with Uber Merger Sub continuing as the surviving company after the merger.

“Uber Merger Agreement”	means the agreement and plan of merger dated August 1, 2016 by and among the Company, UTI, Uber China and Uber Merger Sub.

“Uber Merger Sub”	shall have the meaning set forth in the Shareholders Agreement.

“Uber Voting Proxy”	means an irrevocable voting proxy executed and delivered by Uber CV on August 1, 2016.

“United States” or “US”	shall have the meaning set forth in the Shareholders Agreement.

“Uber Voting Undertaking”	means a voting undertaking executed and delivered by Uber CV on August 1, 2016.

“UTI”	shall have the meaning set forth in the Shareholders Agreement.

2.                                      In the Articles:

2.1                               words importing the singular number include the plural number and vice-versa;

2.2                               words importing the masculine gender include the feminine gender;

2.3                               “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4                               references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5                               any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6                               the term “voting power” refers to the number of votes attributable to the Shares (on an as converted basis) in accordance with the terms of the Memorandum and Articles;

2.7                               the term “or” is not exclusive;

2.8                               the term “including” will be deemed to be followed by, “but not limited to”;

2.9                               the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10                        the term “day” means “calendar day”, and “month” means calendar month and “year” means calendar year;

2.11                        the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12                        references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13                        all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14                        headings are inserted for reference only and shall be ignored in construing these Articles.

3.                                      For the avoidance of doubt, each other Article herein is subject to the provisions of Article 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Article 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.                                      Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series (or tranches within a series), provided that (x) any further issuance of Series B-1 Preferred Shares shall require the prior consent of holders of a majority in interest of such Series B-1 Preferred Shares and (y) that any further issuance of Series B-2 Preferred Shares (excluding issuance of Series B-2 Preferred Shares up to the number authorized under these Articles) shall require the prior consent of holders of a majority in interest of such Series B-2 Preferred Shares; and (c) the series of Preferred Shares (and sub-series of any tranche) shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. The Directors may, if any Treasury Share (whether Ordinary Shares or Preferred Shares of any class or series) is canceled in accordance with Article 17, determine to allot and issue the same number of Ordinary Shares for any purposes on such terms as they think proper (including, without limitation, at par), in accordance with this Article 6.

7.                                      The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.                                      Certain rights, preferences and privileges of the Preferred Shares are as follows:

8.1                               Dividends Rights.

A.                                    Preference.

Each holder of any Preferred Shares shall be entitled to receive non-cumulative dividends, when, as and if declared by the Board, at a simple rate of eight percent (8%) of the applicable Preferred Share Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) per annum, for each Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other in proportion to the amount accrued, prior and in preference to, and satisfied before, any dividend on the Ordinary Shares (except for applicable Exempted Distributions). Such dividends shall be payable only when, as, and if declared by the Board of Directors.

B.                                    Restrictions; Participation.

No dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares (other than dividends or distributions declared, paid, set aside or made in an Exempted Distribution) at any time unless (i) all accrued but unpaid dividends on the Preferred Shares set forth in Article 8.1(A) have been paid in full, and (ii) in addition to the dividend declared and paid in accordance with Article 8.1(A), a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each of the outstanding Preferred Shares such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Shares had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2                               Liquidation Rights.

A.                                    Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1)                                 Subject to Article 8.2(A)(3) below, first, the holders of the Preferred Shares shall be entitled to receive for each Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the Series B-2 Issue Price with respect to each Series B-2 Preferred Share, the amount equal to one hundred percent (100%) of the Series B-1 Issue Price with respect to each Series B-1 Preferred Share, the amount equal to one hundred percent (100%) of the Series A-18 Issue Price with respect to each Series A-18 Preferred Share, one hundred percent (100%) of the Series A-17 Issue Price with respect to each Series A-17 Preferred Share, one hundred percent (100%) of the Series A-16 Issue Price with respect to each Series A- 16 Preferred Share, one hundred percent (100%) of the Series A-15 Issue Price with respect to each Series A-15 Preferred Share, one hundred percent (100%) of the Series A-14 Issue Price with respect to each Series A-14 Preferred Share, one hundred percent (100%) of the Series A-13 Issue Price with respect to each Series A-13 Preferred Share, one hundred percent (100%) of the Series A-12 Issue Price with respect to each Series A-12 Preferred Share, one hundred percent (100%) of the Series A-11 Issue Price with respect to each Series A-11 Preferred Share, one hundred percent (100%) of the Series A-10 Issue Price with respect to each Series A-10 Preferred Share, one hundred percent (100%) of the Series A-9 Issue Price with respect to each Series A-9 Preferred Share, one hundred percent (100%) of the Series A-8 Issue Price with respect to each Series A-8 Preferred Share, one hundred percent (100%) of the Series A-7 Issue Price with respect to each Series A-7 Preferred Share, one hundred percent (100%) of the Series A-6 Issue Price with respect to each Series A-6 Preferred Share, one hundred percent (100%) of the Series A-5 Issue Price with respect to each Series A-5 Preferred Share, one hundred percent (100%) of the Series A-4 Issue Price with respect to each Series A-4 Preferred Share, one hundred-forty percent (140%) of the Series A-3 Issue Price with respect to each Series A-3 Preferred Share, one hundred-forty percent (140%) of the Series A-2 Issue Price with respect to each Series A-2 Preferred Share, one hundred-forty percent (140%) of the Series A-1 Issue Price with respect to each Series A-1 Preferred Share, respectively, in each case, plus all declared but unpaid dividends on such Preferred Share (the “Preferred Liquidation Preference”). If the assets and funds thus distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full Preferred Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Shares in proportion to the preferential amount that each such holder is otherwise entitled according to this Article 8.2(A)(1).

(2)                                 Subject to Article 8.2(A)(3) below, if there are any assets or funds remaining after the aggregate Preferred Liquidation Preference for all Preferred Shares pursuant to clause (1) above, the remaining assets and funds of the Company available for distribution shall be distributed ratably among the holders of the Preferred Shares and the holders of the Ordinary Shares, according to the relative number of Ordinary Shares held by such Member on an as-converted basis.

(3)                                 Notwithstanding any provision to the contrary in this Article 8.2(A), if the aggregate proceeds, whether in cash or properties, resulting from any liquidation, dissolution or winding up of the Company exceeds the Post-Closing Valuation, all proceeds resulting from such liquidation, dissolution or winding up shall be distributed ratably among the holders of the Preferred Shares and the holders of the Ordinary Shares, according to the relative number of Ordinary Shares held by such Member on an as-converted basis.

B.                                    Deemed Liquidation Event. Unless waived in writing by the Majority Preferred Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.                                    Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board and consented to in writing by the Majority Preferred Holders and such assets to be distributed to the Members shall be valued in a consistent manner for all Members; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)                                 If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)                                 If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board and consented to in writing by the Majority Preferred Holders;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board and consented to in writing by the Majority Preferred Holders so long as such determination applies in a consistent manner to assets distributed to all Members.

D.                                    Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

E.                                     Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3                               Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.                                    Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Preferred Share shall be the quotient of the applicable Preferred Share Issue Price divided by the then effective Preferred Share Conversion Price (the “Preferred Share Conversion Price”), which (i) with respect to Preferred Shares (other than Series B-1 Preferred Shares), shall initially be the applicable Preferred Share Issue Price, resulting in an initial conversion ratio for each Series of Preferred Shares of 1:1, and (ii) with respect to Series B-1 Preferred Shares, shall initially be one-third (1/3) of the Series B-1 Issue Price, resulting in an initial conversion ratio for Series B-1 Preferred Shares of 1:3 (i.e. each Series B-1 Preferred Share is initially convertible into 3 Ordinary Shares).

B.                                    Optional Conversion. Subject to the Statute and these Articles, (i) any Preferred Share (other than Series B-1 Preferred Shares) may, at the option of the holders thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective Preferred Share Conversion Price, and (ii) any Series B-1 Preferred Share may, at the option of the holders thereof, be converted upon the closing of an IPO that is not a Qualified IPO or in connection with (x) any Transfer of such Series B-1 Preferred Shares permitted under the Right of First Refusal and Co-Sale Agreement or other Transaction Documents (as defined in the Uber Merger Agreement, except for a Transfer to an Affiliate of the holder thereof), (y) any liquidation, dissolution or winding up of the Company, Deemed Liquidation Event or other Trade Sale or (z) any other extraordinary corporate transaction involving the Group Companies (other than those where the share capital structure of the Company remains the same as immediately prior to such extraordinary corporate transaction) in which the holders of Series B-1 Preferred Shares receive different treatment relative to the treatment applicable to holders of Series A-18 Preferred Shares as if each Series B-1 Preferred Share shall have been converted into three (3) Series A-18 Preferred Shares (as such ratio may be equitably adjusted to account for any redemption, recapitalization, split or combination, conversion, exchange or readjustment or equity dividend of each such series of Preferred Shares after the date hereof), in the case of each of the foregoing, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective Preferred Share Conversion Price, being no less than par value.

C.                                    Automatic Conversion. (1) Each class of Preferred Share (other than Series B-1 Preferred Shares) shall automatically be converted, based on the then-effective Preferred Share Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (a) the closing of a Qualified IPO, or (b) the date specified by written consent or agreement of holders of (i) with respect to the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series A-4 Preferred Shares, the Series A-5 Preferred Shares, the Series A-6 Preferred Shares, the Series A-7 Preferred Shares, the Series A-8 Preferred Shares, the Series A-9 Preferred Shares, the Series A-10 Preferred Shares, the Series A-12 Preferred Shares or the Series A-13 Preferred Shares, the holders of at least a majority of the voting power of the outstanding Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series A-4 Preferred Shares, the Series A-5 Preferred Shares, the Series A-6 Preferred Shares, the Series A-7 Preferred Shares, the Series A-8 Preferred Shares, the Series A-9 Preferred Shares, the Series A-10 Preferred Shares, the Series A-12 Preferred Shares or the Series A-13 Preferred Shares, respectively, (ii) with respect to the Series A-11 Preferred Shares, CITIC PE, (iii) with respect to the Series A-14 Preferred Shares, DST, (iv) with respect to the Series A-15 Preferred Shares, the Supermajority Series A-15 Holders, (v) with respect to the Series A-16 Preferred Shares, the holders of at least 75% of the voting power of the outstanding Series A-16 Preferred Shares, (vi) with respect to the Series A-17 Preferred Shares, the holders of at least 75% of the voting power of the outstanding Series A-17 Preferred Shares, (vii) with respect to the Series A-18 Preferred Shares, the holders of at least 75% of the voting power of the outstanding Series A-18 Preferred Shares, and (viii) with respect to the Series B-2 Preferred Shares, the holders of at least 75% of the voting power of the outstanding Series B-2 Preferred Shares.

(2)                                 Series B-1 Preferred Shares shall automatically be converted, based on the then-effective Preferred Share Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earliest of (a) the closing of a Qualified IPO, or (b) the date specified by written consent or agreement of requisite holders of all series of Preferred Shares (other than Series B-1 Preferred Shares) pursuant to the forgoing clause (1) or otherwise under these Articles on which all Preferred Shares (other than Series B-1 Preferred Shares) will be converted into Ordinary Shares.

(3)                                 Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.                                    Conversion Mechanism. The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1)                                 Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2)                                 If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3)                                 Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (such date shall in the case of a Qualified IPO, three days prior to the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 108 through 112 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4)                                 The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to make payments in the ordinary course of business, make payments out of its capital.

(5)                                 No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of the Majority Investor Directors), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6)                                 Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.                                     Adjustment of the Preferred Share Conversion Price. Each Preferred Share Conversion Price shall be adjusted and readjusted from time to time as provided below, save that no adjustment shall have the effect that the relevant Preferred Share Conversion Price would be less than the par value of the Ordinary Shares into which the applicable Preferred Shares are to be converted:

(1)                                 Adjustment for Share Splits and Combinations. If the Company shall at any time after the date hereof, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Preferred Share Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Preferred Share Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)                                 Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares after the date hereof, the Preferred Share Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Preferred Share Conversion Price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Preferred Share Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Preferred Share Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of shares of Ordinary Shares in a number equal to the number of shares of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(3)                                 Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation, dissolution or winding up in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)                                 Adjustments to Conversion Price for Dilutive Issuance.

(a)                                 Special Definition. For purpose of this Article 8.3(E)(4), the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)                               “New Securities” shall mean, subject to the approval requirements under Articles 8.4(B)(1) and 8.4(B)(2), all Ordinary Shares issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances:

a)                                     Ordinary Shares, options and/or restricted share units therefor reserved for issuance to employees, officers, directors, contractors, advisors or consultants of the Group Companies under the Share Incentive Plans;

b)                                     Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities, provided that such issuance is made pursuant to the terms of such Convertible Security (which Convertible Security has been duly approved in accordance with these Articles or issued prior to the date on which these Articles were adopted);

c)                                      any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event; provided that the primary purpose of such issuance is not for equity financing purposes;

d)                                     any Equity Securities of the Company issued pursuant to a bona fide firmly underwritten public offering;

e)                                      any Equity Securities of the Company issued in connection with the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity;

f)                                       any Ordinary Shares issued or issuable upon the conversion of the Preferred Shares;

g)                                      any Equity Securities of the Company issued upon the exercise of certain warrant dated January 16, 2014 issued by the Company to CITIC PE (the “Series A-11 Warrant”), pursuant to which CITIC PE is entitled to purchase Series A-11 Preferred Shares for an aggregate purchase price of up to US$10,000,000 at US$2.2185 per share;

h)                                     any Equity Securities of the Company, the issuance of which is approved pursuant to Articles 8.4(B)(1) and 8.4(B)(2) and is not offered to any existing holders of Shares, provided that if any of such Equity Securities of the Company is issued at a per share price based on the valuation of the Company that is less than the Series B-2 Issue Price per share (as adjusted for share splits, share dividends, combinations, recapitalizations or other similar event), such Equity Securities shall be deemed as “New Securities” and such issuance shall be subject to the adjustment pursuant to this Article 8.3(E)(4);

i)                                         the Series A-18 Preferred Shares up to the number authorized under the Memorandum and Articles;

j)                                        the Series B-1 Preferred Shares issued pursuant to the terms of the Uber Merger Agreement; and

k)                                     the Series B-2 Preferred Shares issued up to the number authorized under the Articles.

(b)                                 No Adjustment of Conversion Price. No adjustment in the Preferred Share Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Preferred Share Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d). No adjustment or readjustment in the Preferred Share Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c)                                  Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)                                     no further adjustment in the Preferred Share Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Preferred Share Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Preferred Share Conversion Price with respect to any Preferred Share to an amount which exceeds the Preferred Share Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv)                              upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities (or portion thereof) that have not been exercised, the then effective Preferred Share Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)                                 in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Preferred Share Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Preferred Share Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d)                                 Adjustment of the Preferred Share Conversion Price upon Issuance of New Securities.

(i)                                     In the event of an issuance of New Securities, at any time after the date hereof, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the then applicable Preferred Share Conversion Price with respect to any series of Preferred Shares in effect immediately prior to such issue, then and in such event, the applicable Preferred Share Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price with respect to such Preferred Share,

OCP = the Preferred Share Conversion Price with respect to such Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities on a fully diluted and as converted basis including the total Ordinary Shares issuable upon conversion or exchange of all the outstanding Preferred Shares, Convertible Securities and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold.

(e)                                  Determination of Consideration. For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)                                     Cash and Property. Such consideration shall:

(1)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of the Majority Investor Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3)                                 in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors (including the consent of the Majority Investor Directors).

(ii)                                  Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5)                                 Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Preferred Share Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then upon the approval of the Board (including affirmative vote from at least three (3) Investor Directors), the Company, in good faith, may determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6)                                 No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7)                                 Certificate of Adjustment. In the case of any adjustment or readjustment of the Preferred Share Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Preferred Share Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8)                                 Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Preferred Share Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9)                                 Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10)                          Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 108 through 112.

(11)                          Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4                               Voting Rights.

A.                                    General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company:

(a)                                 the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held,

(b)                                 the holder of Preferred Shares (other than Series B-1 Preferred Shares) shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares (other than Series B-1 Preferred Shares) are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited, and

(c)                                  the holder of Series B-1 Preferred Shares shall be entitled to, (i) with respect to matters set forth under Items (1), (3) and (10), and, to the extent relating to Items (1), (3) and (10), Item (16), of Article 8.4(B)(1) and the exercise of rights set forth under Article 119, such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series B-1 Preferred Shares are convertible, or (ii) with respect to any other matter set forth under Article 8.4(B)(1) and any other matter put to a vote of or seeking written consent by the Members or holders of Preferred Shares, as applicable, such number of votes as equals one-third (1/3) of the whole number of Ordinary Shares into which such holder’s collective Series B-1 Preferred Shares are convertible, in each case of (i) and (ii), immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited,

To the extent that the Statute or the Articles allow the Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares, Series A-4 Preferred Shares, Series A-5 Preferred Shares, Series A-6 Preferred Shares, Series A-7 Preferred Shares, Series A-8 Preferred Shares, Series A-9 Preferred Shares, Series A-10 Preferred Shares, Series A-11 Preferred Shares, Series A-12 Preferred Shares, Series A-13 Preferred Shares, Series A-14 Preferred Shares, Series A-15 Preferred Shares, Series A-16 Preferred Shares, Series A-17 Preferred Shares, Series A-18 Preferred Shares, Series B-1 Preferred Shares or Series B-2 Preferred Shares to vote separately as a class or series with respect to any matters, such Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series A-3 Preferred Shares, Series A-4 Preferred Shares, Series A-5 Preferred Shares, Series A-6 Preferred Shares, Series A-7 Preferred Shares, Series A-8 Preferred Shares, Series A-9 Preferred Shares, Series A-10 Preferred Shares, Series A-11 Preferred Shares, Series A-12 Preferred Shares, Series A-13 Preferred Shares, Series A-14 Preferred Shares, Series A-15 Preferred Shares, Series A-16 Preferred Shares Series A-17 Preferred Shares, Series A-18 Preferred Shares, Series B-1 Preferred Shares or Series B-2 Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

B.                                    Protective Provisions.

1.                                      Approval of the Supermajority Preferred Holders and the Didi Principal Holding Company. Notwithstanding anything else to the contrary contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, and any of the following taken, permitted to occur, approved, authorized or agreed or committed to be done by any Group Company shall be deemed void, unless approved in writing by (i) the Supermajority Preferred Holders and (ii) the Didi Principal Holding Company:

(1)                                 subject to any applicable restriction in these Articles, any adverse amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, any Preferred Shares in issue; notwithstanding the foregoing and for the avoidance of doubt, any such amendment or change in regard to the variation of rights attached to one or more specific classes or series shall require the consent in writing of the holders of at least two-thirds (2/3) of the issued and outstanding shares of such classes or series and shall not be subject to the approval requirements under this subsection (1);

(2)                                 any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any other Equity Securities of any Group Company, except for (i) the Conversion Shares, (ii) the issuances of any Equity Securities in accordance with the terms of the Series A-11 Warrant upon the exercise thereof or pursuant to the Share Incentive Plans, and (iii) the issuances of Series A-18 Preferred Shares up to the number authorized under the Memorandum and Articles;

(3)                                 any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(4)                                 any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than (i) Exempted Distributions, (ii) other than the redemptions, purchases and acquisitions of the Company’s Shares pursuant to any of the Share Incentive Plans under Article 17, any purchase, repurchase, redemption or retirements of any Equity Securities of any Group Company held by an employee of any Group Company, provided that such purchase, repurchase, redemption or retirements shall have been approved by the Board, (iii) the repurchase of Equity Securities of the Company authorized concurrently with the authorization of issuance of Series A-18 Preferred Shares, (iv) the repurchase of Equity Securities of the Company pursuant to the terms of the share purchase agreement dated April 17, 2017, by and among Softbank, the Company and certain other parties named therein, and (v) any redemption pursuant to Article 8.5 of the Memorandum and Articles, and (vi) any redemption effected for the purposes of converting Preferred Shares into Ordinary Shares pursuant to Article 8.3;

(5)                                 any amendment or modification to or waiver under these Articles or any of the Charter Documents of any Group Company, other than amendments to resolve any conflict or inconsistency with the Shareholders Agreement in accordance with the terms of the Shareholders Agreement;

(6)                                 any declaration, set aside or payment of a dividend or other distribution by any Group Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(7)                                 (i) the merger, amalgamation or consolidation of the Company or any Group Company with any Person, or (ii) the purchase or other acquisition by any Group Company (whether individually or in combination with the Company or any other Group Company) of all or substantially all of the assets, equity or business of another Person, which in either case of (i) or (ii), involves consideration or contract value in excess of US$25,000,000 in a single transaction;

(8)                                 any sale, transfer, lease, or other disposal of, or the incurrence of any Lien on, any substantial assets of any Group Company, which is a Deemed Liquidation Event;

(9)                                 any sale, transfer, grant of an exclusive license, or other disposal of, or the incurrence of any Lien on, the intellectual property of any Group Company that are outside the ordinary course of business;

(10)                          the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(11)                          any change of the size or composition of the board of directors of any Group Company;

(12)                          any increase or decrease in the authorized number of Preferred Shares or Ordinary Shares or any series thereof (except pursuant to any conversion of such Preferred Shares in accordance with Article 8.3 of these Articles);

(13)                          any liquidation, dissolution or winding up of any Group Company, including without limitation any Deemed Liquidation Event or any Share Sale;

(14)                          any issuance of Equity Securities by a Subsidiary or a controlled Affiliate of any Group Company, except as contemplated in the Transaction Documents;

(15)                          any change in the equity ownership of the Didi Domestic Company or Kuaidi Domestic Company or any amendment or modification to or waiver of any terms of the Control Documents, except (i) as contemplated in the Transaction Documents or (ii) to the extent necessary to enable a Key Employee to comply with SAFE registration or reporting requirements under the SAFE Rules and Regulations in connection with his or her exercise of options awards, provided that such Key Employee shall, concurrently with such change, amendment, modification or waiver, as applicable, execute and deliver all necessary Control Documents to maintain the Captive Structure; or

(16)                          any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained in this provision, where any act listed above requires the approval of the shareholders of the Company in accordance with the Statute, and if the shareholders vote in favor of such act but the holders of shares who are entitled to the right of additional prior consent have delivered a written notice of disapproval to the Company pursuant thereto, then such disapproving shareholders who are entitled to the additional approval votes shall, in such vote, have such number of votes as equal to the aggregate number of votes of the shareholders who voted in favor of such act plus one.

The rights of the Didi Principal Holding Company under Article 8.4(B)(1) above shall terminate in the event that (i) Mr. CHENG Wei ceases to Control the Didi Principal Holding Company or (ii) the Didi Principal Holding Company sells, assigns, transfers, pledges, hypothecates, or otherwise encumbers or disposes of an aggregate number of Shares which exceeds fifty percent (50%) of the Shares held by the Didi Principal Holding Company on the Kuaidi Merger Effective Date to any Person who is not an Affiliate of Mr. CHENG Wei or the Didi Principal Holding Company.

2.                                      Board Approvals. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, and any of the following taken, permitted to occur, approved, authorized or agreed or committed to be done by any Group Company shall be deemed void, unless approved by the Board (which approval includes (x) the affirmative votes by the majority of the Directors in office and (y) solely with respect to subsection (3) below, the affirmative votes of (A) Mr. CHENG Wei for as long as Mr. CHENG Wei serves as a Director and the CEO of the Company and (B) Ms. LIU Qing for as long as Ms. LIU Qing serves as a Director and the President of the Company):

(1)                                 making any capital commitments or expenditures in excess of US$25,000,000 with respect to any single transaction, other than any capital commitments or expenditures expressly set out in the annual budget or business plan of any Group Company;

(2)                                 providing any loans or any guarantee for the benefit of any Person in any form, except for any loan or guarantee for the benefit of an employee of the Group Company provided that the aggregate outstanding amount of such loans or guarantee shall not exceed US$25,000,000;

(3)                                 hiring or terminating any officers or member of the senior management of any Group Company or financial controller of any Group Company; appointment, removal, and approval of the remuneration package of any member of the senior management of any Group Company, including the chief executive officer, the chief operating officer, the chief financial officer, the financial controller and any other management member at or above the level of vice president or comparable position;

(4)                                 the approval of, or any material deviation from or material amendment of, the annual budget or business plan of any Group Company;

(5)                                 entering into any joint venture or material alliance with any Person which requires a capital contribution or commitment in excess of US$25,000,000;

(6)                                 any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) between a Group Company and any Related Party thereof outside the ordinary course of business, including the compensation of or any loans to the Didi Principals, officers and directors of the Company or its Affiliates;

(7)                                 subject to Section 11.7(a) of the Shareholders Agreement, the adoption, amendment or termination of, or change in the share reserve under any of the Share Incentive Plans or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies; the determination of the exercise price for any share options or other equity incentives;

(8)                                 the appointment or removal of the Auditors or the auditors for any other Group Company, or any material change in accounting policies and procedures or internal controls or authorization policies, the making of any significant tax or accounting election, or the change of the term of the fiscal year for any Group Company;

(9)                                 subject to any applicable restriction set forth in the Memorandum and these Articles, any initial public offering of any Equity Securities of any Group Company; determination of the listing venue, timing, valuation and other terms of the initial public offering;

(10)                          any material change to the business scope or nature of the business of any Group Company;

(11)                          any investment in, or divestiture or sale or pledge or mortgage by any Group Company of its interest in, a Subsidiary, in each case for an amount in excess of US$25,000,000; or

(12)                          any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

3.                                      Exceptions for Management Liquidity Agreement. Notwithstanding anything to the contrary herein, no additional Board, Shareholder or other consents, authorizations or approvals shall be required hereunder for any of the actions or matters provided in the Management Liquidity Agreement.

4.                                      Issuance to Alibaba Competitors. No Group Company shall take, permit to occur, approve, authorize, or agree or commit to take, permit to occur, approve, authorize, or agree or commit to the issuance of any Equity Securities of the Company or any other Group Company to any Alibaba Specific Competitor unless and until approved in writing by Alibaba, provided that this provision will cease to apply upon Alibaba no longer holding any Shares.

5.                                      Issuance to Tencent Competitors. No Group Company shall take, permit to occur, approve, authorize, or agree or commit to take, permit to occur, approve, authorize, or agree or commit to the issuance of any Equity Securities of the Company or any other Group Company to any Tencent Specific Competitor unless and until approved in writing by Tencent, provided that this provision will cease to apply upon Tencent no longer holding any Shares.

6.                                      Certain Issuances. In addition to any other restrictions in the Articles or the Shareholders Agreement, no Group Company shall approve, authorize, or agree or commit to issue (i) any Series B-1 Preferred Shares, other than to the former shareholders of Uber China as contemplated under the terms of the Uber Merger Agreement, or (ii) any Equity Securities with Effective Per Share Voting Power greater than the Effective Per Share Voting Power attached to the Series B-1 Preferred Shares to any non-PRC Person that engages in any business of providing or facilitating ride-sharing, taxi or designated driver services through any online or mobile application platform which connects drivers of vehicles and vehicle passengers, substantially as such business is conducted as of the date hereof by UTI, Uber China and the Company, in China. For these purposes, a non-PRC person shall be (i) any Person which is organized, incorporated or headquartered outside of the PRC and not controlled by one or more citizens of the PRC or (ii) a natural person who is not a citizen of the PRC.

C.                                    Uber CV’s Voting Agreements. Uber CV has executed and delivered the Uber Voting Proxy and the Uber Voting Undertaking with respect to the Shares specified therein and shall cause its Affiliates to enter into an irrevocable voting proxy and an irrevocable voting undertaking in the same form of the Uber Voting Proxy and the Uber Voting Undertaking with respect to any and all of such Shares subsequently acquired and beneficially owned by such Affiliate. Except as set forth in the Uber Voting Proxy and other irrevocable voting proxies entered into by the Affiliates of Uber and the Uber Voting Undertaking and other voting undertakings entered into by the Affiliates of Uber CV, Uber CV and its Affiliates shall have the right to exercise all votes in respect of the Shares held by them in accordance with Article 8.4(A)(c).

D.                                    Equal Treatment Protection of Series B-1 Preferred Shares. Notwithstanding anything to the contrary herein, the Company shall not take or permit to be taken any action (including any action by any other Group Company) (i) to make any amendment to, or waiver of observance of, any provision in these Articles, which amendment or waiver would disproportionately and adversely affect the rights, preferences or privileges of holders of Series B-1 Preferred Shares relative to holders of other Preferred Shares, and (ii) in respect of any Deemed Liquidation Event, any other Trade Sale or any other extraordinary corporate transactions involving the Group Companies (other than those where the share capital structure of the Company remains the same as immediately prior to such extraordinary corporate transaction), in each case unless holders of Series B-1 Preferred Shares shall receive the same treatment as holders of Series A-18 Preferred Shares as if each Series B-1 Preferred Share shall have been converted into three (3) Series A-18 Preferred Shares (as such ratio may be equitably adjusted to account for any redemption, recapitalization, split or combination, conversion, exchange or readjustment or equity dividend of each such series of Preferred Shares after the date hereof) (save for any distributions made in accordance with Article 8.2(A)).

8.5                               Redemption

The Series B-1 Preferred Shares and any Equity Securities into which such Series B-1 Preferred Shares may be converted from time to time in accordance with the Articles (collectively, the “Redeemable Shares”) are subject to redemption by the Company in accordance with the provisions of this Article 8.5.

A.                                    Series B-1 Holder Redemption.

1.                                      In the event any amount is due and payable to the Company or any other indemnified person (“Other Indemnitee”) pursuant to Section 9.1(a) or 10.2(a) of the Uber Merger Agreement, subject to the terms of Article IX and X of the Uber Merger Agreement (such amount, the “Claim Amount”), which in the case of any disputed claim or amount shall not be deemed due and payable until the date that any such dispute is finally determined in accordance with the Uber Merger Agreement, including, for the avoidance of doubt, the procedures set forth in Article 8.5(C) below and Section 10.6 of the Uber Merger Agreement (the “Indemnification Date”), the Company shall have the right at its option to redeem such number of Redeemable Shares held by each holder thereof (each, a “Series B-1 Holder”) which represents, with respect to each Series B-1 Holder, the product of (a) the quotient of (i) the aggregate Series B-1 Issue Price of the maximum number of Series B-1 Preferred Shares issuable to such Series B-1 Holder pursuant to Section 2.1 and Section 2.5 of the Uber Merger Agreement, divided by (ii) the aggregate Series B-1 Issue Price of the maximum number of Series B-1 Preferred Shares issuable to all Series B-1 Holders pursuant to Section 2.1 and Section 2.5 of the Uber Merger Agreement, multiplied by (ii) the Claim Amount (the amount represented by such product, such Series B-1 Holder’s “Series B-1 Claim Amount Portion”), then divided by (iii) the Redeemable Share Fair Market Value as determined in accordance with Article 8.5(D) below; provided that the Company’s right, with respect to any Claim Amount, to redeem such Redeemable Shares (or a portion thereof) from any particular Series B-1 Holder solely to the extent of such Series B-1 Holder’s Series B-1 Claim Amount Portion shall be terminated and cancelled to the extent such Series B-1 Holder delivers such holder’s Series B-1 Claim Amount Portion (or a portion thereof) in cash via wire transfer of immediately available funds to the Company or any Other Indemnitee no later than twenty (20) days after such Series B-1 Holder’s receipt of the Redemption Notice. Upon any such redemption of any Series B-1 Holder’s Redeemable Shares, such Series B-1 Holder shall have no liability in respect of the applicable indemnification claim under the Uber Merger Agreement and the Series B-1 Claim Amount Portion (or any portion thereof).

2.                                      Series B-1 Holder Redemption Mechanism. The redemption under Article 8.5A(1) of any Redeemable Shares shall be effected in the following manner:

Within five (5) days after the Indemnification Date, the Company shall issue a notice (a “Redemption Notice”) in accordance with Articles 108 through 112 to each Series B-1 Holder setting forth (i) the Claim Amount and the facts or circumstances giving rise to the Claim Amount in reasonable detail, (ii) such holder’s Series B-1 Claim Amount Portion, (iii) the Board’s determination of the Redeemable Share Fair Market Value and calculation thereof in reasonable detail (as determined in accordance with Article 8.5(D)(1)), (iv) the number of Redeemable Shares equal to the quotient obtained by dividing such holder’s Series B-1 Claim Amount Portion, by the Redeemable Share Fair Market Value subject to redemption in respect of such claim (the “Redemption Shares”) and the class of such Redeemable Shares, (v) the date fixed for redemption of the Redemption Shares, which shall be no fewer than thirty (30) days after receipt of the Redemption Notice, (vi) instructions for the surrender of the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for the Redemption Shares, (vii) wire instructions for the Company for the Series B-1 Holder to pay cash for such Series B-1 Holder’s Series B-1 Claim Amount Portion (or a portion thereof), and (viii) the last date by which such Series B-1 Holder shall be entitled to pay such Series B-1 Holder’s Series B-1 Claim Amount Portion (or a portion thereof) in cash prior to the redemption of the Redemption Shares. Except to the extent any Series B-1 Holder has delivered its Series B-1 Claim Amount Portion (or a portion thereof) to the Company in cash within twenty (20) days after receipt of the Redemption Notice, on the later of (x) the date fixed for redemption of the Redemption Shares in the Redemption Notice or (y) the date ten (10) days after the later of the date of any determination of the Redeemable Share Fair Market Value (1) by the Board pursuant to Article 8.5(D)(1) or (2) by Appraiser (as defined below) pursuant to Article 8.5(D)(2) (or if such date is not a Business Day, on the Business Day immediately following such date), the Company shall promptly effect the redemption of the Redemption Shares from such Series B-1 Holder and update its register of members to reflect such redemption (without any further action on the part of such Series B-1 Holder, including execution and delivery of any instrument of transfer), and all rights of each Series B-1 Holder with respect to such holder’s Redemption Shares will terminate, and all certificates (if any) evidencing such Redemption Shares shall, from and after the date of redemption, be deemed to have been retired and cancelled, notwithstanding the failure of any Series B-1 Holder to surrender such certificates or execute and deliver any instrument of transfer on or prior to such date. Upon completion of redemption of the Redemption Shares, the Company shall deliver to each Series B-1 Holder a written release by the Company in its own name and on behalf of any Other Indemnitee from all liability in respect of the applicable indemnification claim under the Uber Merger Agreement and the Series B-1 Claim Amount Portion (and any portion thereof). For the avoidance of doubt, if any Series B-1 Holder has delivered a portion but less than all of the Series B-1 Claim Amount Portion in cash to the Company or any Other Indemnitee no later than twenty (20) days after receipt of the Redemption Notice, the number of such holder’s Redemption Shares to be redeemed shall be proportionately adjusted.

B.                                    Uber Redemption.

1.                                      In the event any amount is due and payable to the Company or any indemnified person (“Other Uber Indemnitee”) pursuant to Section 10.2(b) of the Uber Merger Agreement, subject to the terms of Article IX and X of the Uber Merger Agreement (such amount, the “Uber Claim Amount”), which in the case of any disputed claim or amount shall not be deemed due and payable until the date such dispute is finally determined accordance with the Uber Merger Agreement, including, for the avoidance of doubt, the procedures set forth in Article 8.5(C) below and Section 10.6 of the Uber Merger Agreement (the “Uber Indemnification Date”), the Company shall have the right at its option to redeem such number of Redeemable Shares held by Uber CV which represents the quotient obtained by dividing the Uber Claim Amount by the Redeemable Share Fair Market Value as determined in accordance with Article 8.5(D) below; provided that the Company’s right, with respect to any Uber Claim Amount, to redeem such Redeemable Shares (or a portion thereof) from Uber CV shall be terminated and cancelled to the extent Uber CV delivers the Uber Claim Amount (or a portion thereof) in cash via wire transfer of immediately available funds to the Company or any Other Uber Indemnitee no later than twenty (20) days after UTI’s receipt of the Uber Redemption Notice (as defined below). Upon any such redemption of Uber CV’s Redeemable Shares, UTI shall have no liability in respect of the applicable indemnification claim under Section 10.2(b) of the Uber Merger Agreement and the Uber Claim Amount (or any portion thereof).

2.                                      Uber Redemption Mechanism. The redemption under Article 8.5(B) of any Redeemable Shares shall be effected in the following manner:

Within five (5) days after the Uber Indemnification Date, the Company shall issue a notice (a “Uber Redemption Notice”) in accordance with Articles 108 through 112 to UTI setting forth (i) the Uber Claim Amount and the facts or circumstances giving rise to the Uber Claim Amount in reasonable detail, (ii) the Board’s determination of the Redeemable Share Fair Market Value and calculation thereof in reasonable detail (as determined in accordance with Article 8.5(D)(1)), (ii) the number of Redeemable Shares equal to the quotient obtained by dividing the Uber Claim Amount, by the Redeemable Share Fair Market Value subject to redemption in respect of such claim (the “Uber Redemption Shares”) and the class of such Redeemable Shares, (iii) the date fixed for redemption of the Uber Redemption Shares, which shall be no fewer than thirty (30) days after receipt of the Uber Redemption Notice, (iv) instructions for the surrender of the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for the Uber Redemption Shares, (vii) wire instructions for the Company for UTI to pay cash for the Uber Claim Amount (or a portion thereof), and (viii) the last date by which UTI shall be entitled to pay the Uber Claim Amount (or a portion thereof) in cash prior to the redemption of the Uber Redemption Shares. Except to the extent UTI has delivered the Uber Claim Amount (or a portion thereof) to the Company in cash within twenty (20) days after receipt of the Uber Redemption Notice, on the later of (x) the date fixed for redemption of the Uber Redemption Shares in the Redemption Notice or (y) the date ten (10) days after the later of the date of any determination of the Redeemable Share Fair Market Value (1) by the Board pursuant to Article 8.5(D)(1) or (2) by Appraiser pursuant to Article 8.5(D)(2) (or if such date is not a Business Day, on the Business Day immediately following such date), the Company shall promptly effect the redemption of the Uber Redemption Shares and update its register of members to reflect such redemption (without any further action on the part of UTI or Uber CV, including execution and delivery of any instrument of transfer), and all rights of Uber CV with respect to the Uber Redemption Shares will terminate, and all certificates (if any) evidencing such Uber Redemption Shares shall, from and after the date of redemption, be deemed to have been retired and cancelled, notwithstanding the failure of Uber CV to surrender such certificates or execute and deliver any instrument of transfer on or prior to such date. Upon completion of redemption of the Uber Redemption Shares, the Company shall deliver to UTI a written release by the Company in its own name and on behalf of any Other Uber Indemnitee from all liability in respect of the applicable indemnification claim under Section 10.2(b) of the Uber Merger Agreement and the Uber Claim Amount (and any portion thereof). For the avoidance of doubt, if UTI has delivered a portion but less than all of the Uber Claim Amount in cash to the Company or any Other Uber Indemnitee no later than twenty (20) days after receipt of the Uber Redemption Notice, the number of Uber Redemption Shares shall be proportionately adjusted.

C.                                    Procedures. The Company or any Other Indemnitee or Other Uber Indemnitee seeking indemnification under 9.1(a), 10.2(a) or 10.2(b) of the Uber Merger Agreement shall comply with the procedures set forth in Section 10.6 of the Uber Merger Agreement, including the required notice to the Series B-1 Holder Representative and all other Series B-1 Holders with respect to any claim for indemnification under 9.1(a) or 10.2(a) of the Uber Merger Agreement. If the Series B-1 Holder Representative, with respect to any claim for indemnification under 9.1(a) or 10.2(a) of the Uber Merger Agreement, or UTI, with respect to any claim for indemnification under 10.2(b) of the Uber Merger Agreement, has timely disputed such claim for indemnification or any obligation for losses with respect to such claim, the Series B-1 Holder Representative or UTI, on the one hand, and the Company, any Other Indemnitee or Other Uber Indemnitee (collectively, the “Company Indemnified Persons”), on the other hand, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration, such arbitration to be conducted in accordance with the provisions of Section 13.4 of the Uber Merger Agreement.

D.                                    Determination of Redeemable Share Fair Market Value.

1.                                      The per share value of any Redeemable Shares as of the date (the “Reference Date”) of the Company’s most recent fiscal quarter end prior to the date of delivery of the Redemption Notice or the Uber Redemption Notice, as the case may be, shall be the fair market value of such Redeemable Shares (the “Redeemable Share Fair Market Value”) as determined in good faith by the Board; provided that the Series B-1 Holder Representative (on behalf of all Series B-1 Holders) with respect to any claim for indemnification under 9.1(a) or 10.2(a) of the Uber Merger Agreement, or UTI, with respect to any claim for indemnification under 10.2(b) of the Uber Merger Agreement, may challenge the Board’s determination of the Redeemable Share Fair Market Value by delivery of written notice to the Company no later than thirty (30) days after service of the Redemption Notice or the Uber Redemption Notice, as the case may be, and in the event of such a challenge, the final valuation shall be determined in accordance with Article 8.5(D)(2) below; provided further, that the Board and each Appraiser (including the third Appraiser, if any) under Article 8.5(D)(2) below, in determining the Redeemable Share Fair Market Value of any Series B-1 Preferred Shares, shall value such Series B-1 Preferred Shares valued on the basis that each Series B-1 Preferred Share shall have been converted into three Series A-18 Preferred Shares (as such ratio may be equitably adjusted to account for any subsequent reclassification, recapitalization, split or combination, conversion, exchange or readjustment or equity dividend on either such series of Preferred Shares); provided further, that if at such time the Redeemable Shares are traded on a securities exchange, the Redeemable Share Fair Market Value shall be deemed to be the weighted average of the Redeemable Shares’ closing prices on such exchange over the twenty (20) consecutive trading day period ending two (2) trading days immediately preceding the Reference Date.

2.                                      In the event of a challenge by the Series B-1 Holder Representative or UTI, as the case may be (the “FMV Challenger”) of any Board determination of the Redeemable Share Fair Market Value pursuant to Article 8.5(D)(1) above, the Company and the FMV Challenger shall separately engage an internationally recognized valuation firm or investment bank (each, an “Appraiser”) to render their respective determinations of the Redeemable Share Fair Market Value. The Redeemable Share Fair Market Value shall be the average of the Redeemable Share Fair Market Value as determined by both Appraisers; provided however, that if the difference between the Redeemable Share Fair Market Value determination of one Appraiser exceeds the Redeemable Share Fair Market Value determination of the other Appraiser by more than ten percent (10%), both Appraisers shall jointly designate a third Appraiser to determine the Redeemable Share Fair Market Value. In rendering its determination, the third Appraiser shall only be permitted to select the Redeemable Share Fair Market Value determination submitted by either of the first two Appraisers and shall not render its own independent calculation or its own independent review of the Redeemable Share Fair Market Value. The third Appraiser’s determination of the Redeemable Share Fair Market Value as of the Reference Date shall be final and binding on the Company Indemnified Persons and the Series B-1 Holders for the purposes set forth herein and, for the avoidance of doubt, any dispute regarding the determination of the Redeemable Share Fair Market Value shall not be appealable or otherwise able to be challenged.

3.                                      Each of the Company and the FMV Challenger, on behalf of all Series B-1 Holders, if applicable, shall separately bear the fees and expenses of the Appraiser engaged by each of them. The fees and expenses of the third Appraiser (if any), shall be borne by which of the Company and the FMV Challenger whose Appraiser’s Redeemable Share Fair Market Value determination was not selected by the third Appraiser.

4.                                      The Company shall give each Series B-1 Holder written notice of the determination of the Redeemable Share Fair Market Value pursuant to Article 8.5(D)(2) above within five (5) days after receipt thereof.

E.                                     Series B-1 Holder Representative.

1.                                      The holder of a majority of the issued and outstanding Series B-1 Preferred Shares is authorized and empowered to act as the sole representative (the “Series B-1 Holder Representative”) for the benefit of each of the Series B-1 Holders, as agent to act on behalf of each of the Series B-1 Holders, in connection with any indemnification claim pursuant to Sections 9.1(a), 10.2(a) and 10.3 of the Uber Merger Agreement (the “Indemnification Provisions”), which shall include the power and authority as the Series B-1 Holder Representative:

(a)                                 to enforce within authorization the rights and interests of the Series B-1 Holders arising out of or under or in any manner relating to any and all claims for indemnification brought under the Indemnification Provision, including asserting or pursuing any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding (“Action”) against the Company Indemnified Persons, defending any third party claims or Actions by any Company Indemnified Person, consenting to, compromising or settling any such Actions, conducting negotiations with Company Indemnified Persons and each of their respective representatives regarding such Actions, and, in connection therewith, to: (A) assert any Action; (B) investigate, defend, contest or litigate any Action initiated by any Company Indemnified Person, or any other Person, or by any governmental authority against the Series B1 Holder Representative or the Series B-1 Holders and receive process on behalf of the Series B-1 Holders in any such Action and compromise or settle on such terms as the Series B-1 Holder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such Action; (C) file any proofs of debt, claims and petitions as the Series B-1 Holder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Indemnification Provisions; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action, it being understood that the Series B-1 Holder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(b)                                 to receive and deliver any notices, challenge any determination of Redeemable Share Fair Market Value, engage any Appraiser or take any other actions contemplated to be taken by the Series B-1 Holder Representative under this Article 8.5;

(c)                                  to execute and deliver such waivers and consents in connection with the Indemnification Provisions as the Series B-1 Holder Representative, in its sole discretion, may deem necessary or desirable;

(d)                                 to refrain from enforcing any right of any of the Series B-1 Holders or the Series B-1 Holder Representative arising out of or under or in any manner relating to the Indemnification Provisions; provided, however, that no such failure to act on the part of the Series B-1 Holder Representative, except as otherwise provided in the Indemnification Provisions, shall be deemed a waiver of any such right or interest by the Series B-1 Holder Representative or the Series B-1 Holders unless such waiver is in writing signed by the Series B-1 Holder Representative or the waiving party, as applicable; and

(e)                                  to receive, make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Series B-1 Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by the Indemnification Provisions.

2.                                      The Series B-1 Holder Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all of its expenses actually incurred in its capacity as the Series B-1 Holder Representative in an equitable way by the Series B-1 Holders who benefit from such services. In connection with this Article 8.5(E) and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Series B-1 Holder Representative hereunder (i) the Series B-1 Holder Representative shall incur no liability whatsoever to any Series B-1 Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any other agreement, instrument or document, excepting only liability for any act or failure to act which represents willful misconduct, and (ii) the Series B-1 Holder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Series B-1 Holder Representative pursuant to such advice shall in no event subject the Series B-1 Holder Representative to liability to the Series B-1 Holders. Each Series B-1 Holder shall indemnify, on a pro rata basis, the Series B-1 Holder Representative against all losses or damages of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of the Series B-1 Holder Representative hereunder or otherwise in its capacity as the Series B-1 Holder Representative. The foregoing indemnification in the preceding sentence shall not apply in the event of any Action which finally adjudicates the liability of the Series B-1 Holder Representative hereunder for its willful misconduct.

3.                                      Each Company Indemnified Person shall have the right to rely upon all actions taken or omitted to be taken by the Series B-1 Holder Representative pursuant to this Article 8.5(E), all of which actions and omissions shall be legally binding upon all of the Series B-1 Holders. No Series B-1 Holder shall have any cause of action against any Company Indemnified Person to the extent resulting from such Company Indemnified Person’s reliance upon decisions and actions of the Series B-1 Holder Representative.

ORDINARY SHARES

9.                                      Certain rights, preferences, privileges and limitations of the Ordinary Shares are as follows:

9.1                               Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2                               Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3                               Voting Rights. Except otherwise set forth in Article 8, the holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

10.                               The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.                               The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.                               If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.                               Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.                               The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.                               If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.                               The Shares are subject to transfer restrictions as set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement and the Share Restriction Agreements, by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.                               The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any of the Share Incentive Plans, or (ii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (i) or (ii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles and the Share Restriction Agreements. The Directors may, prior to the redemption, purchase, acquisition or surrender of any Share, determine that such Share shall be held as a Treasury Share. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share to any person on such terms as they think proper (including, without limitation, for nil consideration), and the transfer of any Treasury Share shall not be subject to the transfer restrictions as set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement and the Share Restriction Agreements.

18.                               Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.                               If at any time the share capital of the Company is divided into different classes or series of Shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the Shares of that class or series) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class or series affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class or series on a poll at a general meeting but not otherwise; provided that if a higher percentage of votes is required under Article 8, such higher percentage shall also be obtained.

20.                               For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.                               Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.                               The Company may, with the approval of the Board (so long as such approval includes the approval of the Majority Investor Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.                               The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.                               If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

26.                               If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.                               Subject to Article 8, the other provisions of these Articles and the other Transaction Documents, the Company may by Ordinary Resolution:

27.1                        increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2                        consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3                        by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4                        cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5                        perform any action not required to be performed by Special Resolution.

28.                               Subject to the provisions of the Statute and the provisions of these Articles, and subject further to Article 8, the Company may by Special Resolution:

28.1                        change its name;

28.2                        alter or add to these Articles;

28.3                        alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4                        reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.                               Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.                               All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.                               The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.                               The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.                               A Member’s requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, (i) not less than sixty percent (60%) of the voting power of all of the Ordinary Shares (excluding the Ordinary Shares converted from the Preferred Shares), and (ii) not less than 1/2 of the voting power of the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

34.                               The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.                               If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.                               A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.                               At least ten (10) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by (i) the Members (or their proxies) holding sixty percent (60%) of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (excluding the Ordinary Shares converted from the Preferred Shares), and (ii) by the Members (or their proxies) holding 1/2 of the aggregate voting power of all of the Preferred Shares entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by (i) the Members (or their proxies) holding seventy percent (70%) of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (excluding the Ordinary Shares converted from the Preferred Shares), and (ii) by the Members (or their proxies) holding 1/2 of the aggregate voting power of all of the Preferred Shares entitled to attend and vote thereat.

38.                               The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.                               The holders of (i) sixty percent (60%) aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (excluding the Ordinary Shares converted from the Preferred Shares), and (ii) 1/2 of the aggregate voting power of all of the Preferred Shares entitled to attend and vote thereat, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.                               A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.                               A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if it is signed by all Members eligible to vote on such resolution at a duly convened and held general meeting of the Company.

42.                               A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the fourth (4th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members three (3) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of such Member, the meeting shall be adjourned to the second (2nd) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members one (1) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of such Member, then the presence of such Member shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.                               The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

44.                               With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.                               A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.                               Subject to Article 8.4(A), on a poll a Member shall have one vote for each Ordinary Share he holds on an as converted basis.

47.                               Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.                               A poll on a question of adjournment shall be taken forthwith.

49.                               A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.                               Except as otherwise required by law or these Articles, the holders of Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

51.                               In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.                               A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.                               No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.                               Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.                               A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.                               The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.                               The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.                               The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.                               Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.                               Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.                               Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.                               The Company shall have a Board consisting of up to eight (8) authorized Directors with voting right and one (1) authorized non-voting director without voting right (a “Non-Voting Director”). The composition of eight (8) authorized Directors with voting right shall be determined as follows: (i) CHENG Wei shall be one (1) Director on the Board for as long as he continues to be a member of the senior management of the Company, (ii) LIU Qing shall be one (1) Director on the Board for as long as she continues to be a member of the senior management of the Company, (iii) the holders of the Ordinary Shares who are or whose beneficial owners are members of the senior management of any Group Company, voting as a separate class, shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (together with CHENG Wei and LIU Qing, each a “Management Director”), (iv) each of the Strategic Investors shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (each a “Strategic Investor Director”), (v) each of (A) the holders of seventy percent (70%) of the voting power of the outstanding Series A-1 through Series A-18 Preferred Shares (other than any such Shares held by Tencent, Alibaba, Ant Financial or Apple), voting as a separate class and on an as-converted basis, (B) Apple and (C) the largest holder of the outstanding Series B-2 Preferred Shares as of the date of Closing, shall be entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) Director on the Board (each a “Preferred Director”). The rights of each Strategic Investor hereunder shall terminate in the event that such Strategic Investor directly or indirectly sells, assigns, transfers, pledges, hypothecates, or otherwise encumbers or disposes of a number of Shares which exceeds forty percent (40%) of the Shares held by such Strategic Investor on the Kuaidi Merger Effective Date (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) to any Person who is not an Affiliate of such Strategic Investor, provided, however, that any such sale, assignment, transfer, pledge, hypothecation, encumbrance or disposal by Alibaba to Ant Financial (or vice versa) shall be disregarded for purposes of this Article 63. The rights of Apple hereunder shall terminate in the event that Apple directly or indirectly sells, assigns, transfers, pledges, hypothecates, or otherwise encumbers or disposes of a number of Shares which exceeds forty percent (40%) of the Shares held by Apple as of May 12, 2016 (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) to any Person who is not an Affiliate of Apple. The rights of the largest holder of Series B-2 Preferred Shares under this Article 63(v)(C) shall terminate in the event that such holder in aggregate directly or indirectly sells, assigns, transfers, pledges, hypothecates, or otherwise encumbers or disposes of a number of Shares which exceeds forty percent (40%) of the Series B-2 Preferred Shares held by such holder and its Affiliates as of the date of Closing (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) to any Person who is not an Affiliate; provided, however, that no lien, pledge, charge, mortgage or similar that creates a mere security interest in any Series B-2 Preferred Shares in connection with a bona fide financing transaction shall be deemed to result in the termination of any rights of the largest holder of Series B-2 Preferred Shares under this Article 63(v)(C). The Non-Voting Director shall be designated by such Member as agreed in writing by the Company. In the event a Member is entitled to designate, appoint, remove, replace and reappoint at any time or from time to time, the rights and term of such Non-Voting Director shall be subject to any agreement entered into between the Company and such Member with respect to the Non-Voting Director.

POWERS OF DIRECTORS

64.                               Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.                               Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.                               Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.                               The office of a Director shall be vacated if:

68.1                        such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2                        such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3                        such Director is found to be or becomes of unsound mind;

69.                               Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.                               A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 63 that includes (x) any two (2) Investor Directors and (y) any two (2) Management Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present. A quorum, once established, shall not be broken by the withdrawal of Director to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any Board meeting, the Directors (or their proxies) appointed by Members holding a majority of the aggregate voting power of all of the Shares represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Directors ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Director, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Directors 48 hours prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Director, then the presence of such Director shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

71.                               Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided, however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) Business Days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

72.                               A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

73.                               A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.                               Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through 112.

75.                               The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.                               The Directors shall elect one of the Management Directors to be the chairman of the Board. With respect to all matters that are subject to vote of the Directors, including but not limited to the matters set forth in, and without prejudice to, Article 8.4(B)(2), the chairman shall have a casting vote.

77.                               All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

78.                               A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

79.                               Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.                               Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.                               Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.                               In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director (an “Interested Director”) shall be in any way, whether directly or indirectly, interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established. So long as material facts of the interest of an Interested Director in the agreement or transaction and his or her interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors, the Interested Director shall be counted towards a quorum of those present at a Board meeting on any resolution concerning a matter in which that director has a direct or indirect interest, provided that such director shall not vote on such resolution and his or her vote shall not be counted in determining whether any requisite approval over such matter has been satisfied.

MINUTES

83.                               The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.                               Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that two (2) Investor Directors, as so elected by all the Investor Directors, shall be appointed as members of such committee and shall be required for a quorum of such committee, provided that in the event that one Strategic Investor Director is elected to serve on a committee, then the other Strategic Investor Director shall be entitled to serve on the same committee. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

85.                               Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.                               The Board of Directors may also, with prior consent of at least three (3) Investor Directors, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of at least three (3) Investor Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.                               Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.                               Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members, provided however, the removal of Mr. CHENG Wei from his position as CEO of the Company and any other Group Companies of which he serves as any officer shall require the approval of all of the Investor Directors and such removal shall be based solely on the following grounds: (i) such officer has been convicted of, or pleads guilty to, any felony under applicable laws or any act of embezzlement, fraud, bribery or similar offense; or (ii) a court of competent jurisdiction, in a judgment that has become final and that is no longer subject to appeal or review, determines that any intentional misconduct of such officer has materially and adversely affected the interests of the Shareholders, or the business or reputation of the Company, or that such officer has breached in any material respect his non-competition agreement; provided, however, in the case of (ii) above, if the matters have not been determined by a final judgment, the Board may resolve (which resolutions shall require the approval of all of the Investor Directors) to temporarily suspend Mr. CHENG Wei’s duty as CEO of the Company and any other Group Companies of which he serve as an officer until such matters are finally adjudicated.

NO MINIMUM SHAREHOLDING

89.                               There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.                               The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consent of the Majority Investor Directors). The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

91.                               The Directors may by resolution of the majority of the Board (including the consent of the Majority Investor Directors), approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.                               The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.                               The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.                               A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.                               Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.                               All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

97.                               The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.                               Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.                               Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.                        No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.                        Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.                        Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.                        The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

104.                        The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

105.                        Subject to Article 8.4(B), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

106.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

107.                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.                        Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.                        Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

110.                        A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.                        Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.                        Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.                        If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.                        If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.                        To the maximum extent permitted by applicable law and subject to the terms of the indemnification agreements entered into between certain members of the Board and the Company, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.                        To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.                        If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands; provided that the rights, privileges and preferences attaching to each series of Preferred Shares as set out in Article 8 shall not be adversely affected.

DRAG ALONG RIGHTS

119.                        If (i) each Strategic Investor, (ii) Apple, (iii) Majority Preferred Holders, and (iv) the holders of a majority of the then-outstanding Ordinary Shares (which shall exclude any Ordinary Shares converted from Preferred Shares, but which must include the approval of the Didi Principal Holding Company), approve a Deemed Liquidation Event, Share Sale or other sale of the Company, whether structured as a merger, reorganization, sale of all or substantially all of the assets of the Company, sale of Control of the Company (through a Share Sale or otherwise) (collectively, a “Trade Sale”), and in each case, the valuation of the Company under such transactions shall have exceeded the Post-Closing Valuation (the “Approved Sale” and each such Shareholder approving the Approved Sale, the “Drag Holder”), to any Person (the “Offeror”), then at the request of the Drag Holders, the Company shall promptly notify in writing each other holder of Equity Securities of the Company of such approval and the material terms and conditions of such proposed Approved Sale (the “Sale Notice”). For the avoidance of doubt, in all cases any exercise of rights pursuant to Articles 119 through 121 hereof shall constitute a Deemed Liquidation Event. Upon the receipt of the Sale Notice each holder of the Equity Securities shall, in accordance with instructions received from the Company at the direction of the Drag Holders:

(i)                                     Sell, at the same time as the Drag Holders sell to the Offeror, in the Approved Sale, all of its Equity Securities of the Company or the same percentage of its Equity Securities of the Company as the Drag Holders sell, on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company, but in any case the proceeds from such Approved Sale shall be distributed in accordance with Article 8.2(A); and provided further that some holders may be given the right or opportunity to exchange or roll a portion of their Equity Securities of the Company for Equity Securities of the acquirer or an Affiliate thereof in the Approved Sale but in such event there shall be no obligation to afford such right or opportunity to all of such holders.

(ii)                                  Vote all of its Equity Securities of the Company (a) in favor of such Approved Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Approved Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting.

(iii)                               Not exercise any dissenters’ or appraisal rights under applicable law with respect to such Approved Sale.

(iv)                              Take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of stock, of all certificates representing stock held or controlled by such Member, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

(v)                                 Restructure such Approved Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each Member shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each Member shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by such Member regarding such Member’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Member) but only up to the net proceeds paid to such Member in connection with such Approved Sale. Without limiting the foregoing sentence, no Member who is not an employee or officer or controlling shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including due authorization, title to shares and enforceability of applicable agreements).

120.                        In the event that any Member fails for any reason to take any of the foregoing actions under Article 119 following the Sale Notice, such Member hereby grants an irrevocable power of attorney and proxy to any Director approving the Approved Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. The rights of Apple under Section 119 above shall terminate in the event that Apple owns less than 10,000,000 Ordinary Shares (on a fully diluted basis, including Preferred Shares on an as-converted basis, assuming full conversion and exercise of all outstanding options and other outstanding convertible and exercisable securities and as adjusted in connection with share splits or share consolidation, reclassification or other similar event).

121.                        None of the transfer restrictions set forth in the Right of First Refusal and Co-Sale Agreement shall apply in connection with an Approved Sale, notwithstanding anything in the Right of First Refusal and Co-Sale Agreement to the contrary.

122.                        All Shares held or acquired by “Affiliates” (as defined in the Shareholders Agreement) of an Investor (as defined in the Shareholders Agreement) or a Shareholder shall be aggregated for purposes of determining the availability of any voting and other rights under these Articles. Shares held or acquired by Alibaba or Ant Financial shall be aggregated for purposes of determining the availability of any rights of Alibaba or Ant Financial, as applicable, under these Articles.

FORFEITURE OF SHARE

123.                        If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

124.                        If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

125.                        A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

126.                        A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

127.                        A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

128.                        The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.